Exhibit 4.2

THE CAMPBELL’S COMPANY

Issuer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of October 5, 2026

8.500% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2057

Supplemental to Indenture dated as of October 5, 2026

3

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of October 5, 2026 (the “First Supplemental Indenture”), is between THE CAMPBELL’S COMPANY, a New Jersey corporation (hereinafter called the “Company”) having its principal office at One Campbell Place, Camden, New Jersey 08103-1799, and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking corporation, as Trustee (hereinafter called the “Trustee”).

WHEREAS, the Company entered into an Indenture, dated as of October 5, 2026 with the Trustee (the “Base Indenture,” and together with this First Supplemental Indenture, referred to herein as the “Indenture”) (all capitalized terms used in this First Supplemental Indenture and not otherwise defined herein have the meanings assigned to such terms in the Base Indenture), to provide for the issuance from time to time of its unsecured subordinated debentures, notes or other evidences of indebtedness, to be issued in one or more series as provided in the Base Indenture;

WHEREAS, Section 9.01(g) of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture without the consent of any Holder of Securities to establish the form or terms of Securities of any series and related coupons as permitted by Sections 2.01 and 3.01 of the Base Indenture;

WHEREAS, Section 9.01(i) of the Base Indenture provides that, without the consent of the Holders of Securities, the Company may enter into a supplemental indenture with the Trustee to make any provisions with respect to matters or questions arising under the Base Indenture, provided that such action shall not adversely affect the interests of the Holders of any Securities or any related coupons in any material respect;

WHEREAS, pursuant to Section 3.01 of the Base Indenture, the Company proposes to issue a series of Securities, initially limited in aggregate principal amount of $300,000,000, designated as its 8.500% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2057, the form and terms, provisions and conditions thereof to be as set forth in this First Supplemental Indenture (such subordinated notes being referred to herein as the “Notes” and all references to Securities in the Base Indenture shall be deemed to refer also to the Notes unless the context otherwise provides);

WHEREAS, the Company has determined that this First Supplemental Indenture is authorized or permitted by Section 9.01 of the Base Indenture and has delivered to the Trustee an Opinion of Counsel to that effect and to the effect that the First Supplemental Indenture, when executed and delivered by the Company, will constitute a valid and binding obligation of the Company enforceable in accordance with its terms;

WHEREAS, the entry into this First Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Base Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this First Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed; and

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the promises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1

DEFINITIONS AND RELATION TO BASE INDENTURE

Section 1.01 Relation to Base Indenture. This First Supplemental Indenture constitutes an integral part of the Base Indenture (the provisions of which, as modified by this First Supplemental Indenture, shall apply to the Notes) in respect of the Notes but shall not modify, amend or otherwise affect the Base Indenture insofar as it relates to any other series of Securities.

Section 1.02 Definition of Terms. Solely for purposes of this First Supplemental Indenture and the Notes, except as otherwise expressly provided or unless the context otherwise requires:

(a) the capitalized terms not otherwise defined herein shall have the meanings set forth in the Base Indenture;

(b) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;

(c) all other terms used herein which are defined in the Trust Indenture Act of 1939, as amended, whether directly or by reference therein, have the meanings assigned to them therein;

(d) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in the United States of America, and, except as otherwise herein expressly provided, the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted in the United States of America at the date of such computation; provided that when two or more principles are so generally accepted, it shall mean that set of principles consistent with those in use by the Company;

(e) a reference to a Section or Article is to a Section or Article of this First Supplemental Indenture unless otherwise stated;

(f) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision; and

(g) headings are for convenience of reference only and do not affect interpretation.

“Business Day” means any day which is not a Saturday, Sunday, or a day on which commercial banking institutions are authorized or obligated by law, regulation or executive order to be closed in New York City.

“Calculation Agent” means, at any time, the entity appointed by the Company and serving as such agent with respect to the Notes at such time. For the avoidance of doubt, the Trustee shall have no responsibility to act as the Calculation Agent unless it consents to such appointment in writing.

“Capital Stock” has the meaning specified in Section 3.03(c).

“Change of Control” has the meaning specified in Section 3.03(c).

“Change of Control Redemption Date” has the meaning specified in Section 3.03(a).

“Change of Control Triggering Event” has the meaning specified in Section 3.03(c).

“Compound Interest” has the meaning specified in Section 2.05(a).

“Default Notice” has the meaning specified in Section 6.03(b).

“Final Maturity Date” has the meaning specified in Section 2.02.

“First Reset Date” means April 5, 2032.

“Five-Year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the yields to maturity for U.S. Treasury securities adjusted to constant maturity with a maturity of five years from the next Reset Date and trading in the public securities markets, for the five consecutive Business Days immediately prior to the respective Reset Interest Determination Date as published in the Most Recent H.15, or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the yields to maturity for each of the two series of U.S. Treasury securities adjusted to constant maturity trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five consecutive Business Days immediately prior to the respective Reset Interest Determination Date as published under the heading “Treasury Constant Maturities” in the Most Recent H.15. If the Five-Year U.S. Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, then the Five-Year U.S. Treasury Rate will be the same rate determined for the prior Reset Interest Determination Date or, if the Five-Year U.S. Treasury Rate cannot be so determined as of the Reset Interest Determination Date preceding the First Reset Date, then the interest rate applicable for the Reset Period beginning on and including the First Reset Date will be deemed to be the Initial Interest Rate.

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

“Initial Interest Rate” means 8.500%.

“Interest Payment Dates” means April 5 and October 5 of each year, commencing on April 5, 2027.

“Investment Grade” has the meaning specified in Section 3.03(c).

“Moody’s” has the meaning specified in Section 3.03(c).

“Most Recent H.15” means the H.15 published closest in time but prior to the close of business on the second Business Day prior to the applicable Reset Date.

“Notes” has the meaning specified in Section 2.01.

“Optional Interest Deferral Period” has the meaning specified in Section 4.01.

“Original Issue Date” means October 5, 2026.

“Parity Securities” has the meaning specified in Section 4.01.

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology in assigning equity credit to securities such as the Notes published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act, that then publishes a rating for the Company (together with any successor thereto, a “rating agency”), (a) as such methodology was in effect on October 1, 2026, in the case of any rating agency that published a rating for the Company as of October 1, 2026, or (b) as such methodology was in effect on the date such rating agency first published a rating for the Company, in the case of any rating agency that first publishes a rating for the Company after October 1, 2026 (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Notes by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Notes by such rating agency had the current methodology not been changed. The Trustee shall not be charged with knowledge of whether a Rating Agency Event has occurred.

“Ratings Agency” has the meaning specified in Section 3.03(c).

“Regular Record Date” has the meaning specified in Section 2.05(a).

“Reset Date” means the First Reset Date and April 5 of every fifth year after 2032.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the first day of such Reset Period.

“Reset Period” means the period from, and including, the First Reset Date to, but excluding, the next following Reset Date, and thereafter each period from, and including, a Reset Date to, but excluding, the next following Reset Date, or the Final Maturity Date or Redemption Date, as the case may be.

“S&P” has the meaning specified in Section 3.03(c).

“Senior Indebtedness” means all of the Company’s obligations, whether presently existing or from time to time hereafter incurred, created or assumed, to pay principal, premium, interest, penalties, fees and any other payment in respect of any of the following:

(a)

all of the Company’s obligations for borrowed money, including without limitation, such obligations as are evidenced by credit agreements, notes, debentures, bonds, commercial paper or other securities or instruments;

(b)	all finance, operating and synthetic lease obligations of the Company;

(c)	all of the Company’s obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit facility;

(d)

all of the Company’s obligations issued or assumed as the deferred purchase price of property or services, including all obligations under master lease transactions pursuant to which the Company or any of the Company’s subsidiaries have agreed to be treated as owner of the subject property for United States federal income tax purposes (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

(e)

all of the Company’s payment obligations under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, including any such obligations the Company incurred solely to act as a hedge against increases in interest rates that may occur under the terms of the Company’s other variable or floating rate indebtedness outstanding from time to time;

(f)

all obligations of the types referred to in clauses (a) through (e) above of another Person, including any of the Company’s Subsidiaries, which the Company has assumed, endorsed, guaranteed, contingently agreed to purchase or provide funds for the payment of, or otherwise become liable for, under any agreement;

(g)	all compensation and reimbursement obligations of the Company to the Trustee pursuant to certain terms of this Indenture; and

(h)

all amendments, modifications, renewals, extensions, refinancings, replacements or refundings by the Company of any such Senior Indebtedness referred to in clauses (a) through (g) above (and of any such amended, modified, renewed, extended, refinanced, refunded or replaced Senior Indebtedness);

provided, however, that the following shall not constitute Senior Indebtedness: (A) trade accounts payable and accrued liabilities arising in the ordinary course of business or (B) any obligation, amendment, modification, renewal, extension, refinancing, replacement or refunding that by the terms of the instrument creating or evidencing it or the assumption or guarantee of it provides that it is not superior in right of payment and upon liquidation to, or is equal in right of payment and upon liquidation with, the Notes.

“Tax Event” means, with respect to the Notes, the Company has received an opinion of a nationally recognized accounting firm or counsel experienced in such tax matters to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under such laws or treaties, (b) any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation, or any private letter ruling, technical advice memorandum or similar pronouncement), (c) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the theretofore generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, irrespective of the time or manner in which such amendment, clarification or change is introduced or made known, or (d) any threatened challenge asserted in writing in connection with a tax audit of the Company or any of its Subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment, clarification, or change is effective, or which administrative action is taken or which judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly known, in each case after October 1, 2026, there is more than an insubstantial risk that interest payable by the Company on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.

“Trigger Period” has the meaning specified in Section 3.03(c).

“Voting Stock” has the meaning specified in Section 3.03(c).

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01 Designation and Principal Amount. There is hereby authorized and established a new series of Securities to be issued under the Indenture, to be designated as the Company’s “8.500% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2057” (the “Notes”), in the initial aggregate principal amount of up to $300,000,000, which amount shall be set forth in one or more Company Orders for the authentication and delivery of Notes pursuant to Section 3.03 of the Base Indenture. The Company may from time to time, without notice to or the consent of the Holders or beneficial owners thereof, increase the principal amount of the Notes by issuing additional Notes on the same terms and conditions as these Notes (other than the date of issuance and the public offering price and, under certain circumstances, the date from which interest thereon will begin to accrue and the initial Interest Payment Date), and with the same CUSIP numbers as these Notes; provided that if any additional Notes subsequently issued are not fungible with any Notes previously issued for U.S. federal income tax purposes, such additional Notes will have a separate CUSIP number. The Notes and any additional Notes issued on the same terms and conditions shall rank equally and ratably and shall be treated as a single series for all purposes under the Indenture.

Section 2.02 Final Maturity Date. The “Final Maturity Date” of the Notes is April 5, 2057.

Section 2.03 Form and Payment; Minimum Transfer Restriction.

(a) The Notes shall be issued only as Registered Securities and, upon issuance, as one or more Book-Entry Securities, substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of the Indenture. The Company shall issue the Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. Payment of principal of (and premium, if any) and interest on the Notes and surrender for registration of transfer, exchange and service of notices and demands to or upon the Company may be made at the office or agency of the Company maintained for that purpose in New York, New York. The Trustee is hereby appointed Security Registrar and Paying Agent for the Notes.

(b) The Notes may be transferred or exchanged in accordance with the terms of Sections 3.04 and 3.05 of the Base Indenture.

Section 2.04 Exchange and Registration of Transfer of Notes; Restrictions on Transfers; Depositary. The Notes will be issued to the Holders in accordance with the following procedures:

(a) So long as Notes are eligible for book-entry settlement with the Depositary, or unless required by law, all Notes that are so eligible will be represented by one or more Book-Entry Securities, and except as provided in Section 2.04(c) below, beneficial owners of a Book-Entry Security shall not be entitled to have Notes represented by such Book-Entry Securities registered in their names, shall not receive or be entitled to receive physical delivery of Securities in certificated form and shall not be considered the Holders thereof for any purpose under the Indenture.

(b) The transfer and exchange of beneficial interests in Book-Entry Securities shall be effected through the Depositary in accordance with the Indenture and the procedures and standing instructions of the Depositary and the Trustee shall make appropriate endorsements to reflect increases or decreases in principal amounts of such Book-Entry Securities.

(c) Notwithstanding any other provisions of the Indenture (other than the provisions set forth in this Section 2.04(c)), a Book-Entry Security may not be exchanged in whole or in part for Notes in definitive form, and no transfer of a Book-Entry Security may be registered, in the name of any Person other than the Depositary or a nominee thereof unless (i) such Depositary (A) has notified the Company that it is unwilling or unable to continue as Depositary for such Book-Entry Security or (B) has ceased to be a clearing agency registered as such under the Exchange Act at a time when the Depositary is required to be so registered to act as such Depositary, and no successor Depositary has been appointed by the Company within 90 days after its receipt of such notice or its becoming aware of such ineligibility, (ii) the Company, in its sole discretion and subject to the procedures of the Depositary, instructs the Trustee in writing to exchange such Book-Entry Security for a Note that is not a Book-Entry Security (in which case such exchange (subject to such procedures) shall be effected by the Trustee) or (iii) an Event of Default with respect to the Notes has occurred and is continuing.

The Depositary shall be a clearing agency registered under the Exchange Act. The Company initially appoints DTC to act as Depositary with respect to the Book-Entry Securities. Initially, the Book-Entry Securities shall be registered in the name of Cede & Co., as the nominee of the Depositary, and deposited with the Trustee as custodian for the Depositary.

Definitive Securities issued in exchange for all or a part of a Book-Entry Security pursuant to this Section 2.04(c) shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. Upon execution and authentication, the Trustee shall deliver such definitive Securities to the Persons in whose names such definitive Securities are so registered.

So long as Notes are represented by one or more Book-Entry Securities, (i) the Security Registrar for the Notes and the Trustee shall be entitled to deal with the Depositary for all purposes of the Indenture relating to such Book-Entry Securities as the sole Holder of the Notes evidenced by such Book-Entry Securities and shall have no obligations to the holders of beneficial interests in such Book-Entry Securities; and (ii) the rights of the holders of beneficial interests in such Book-Entry Securities shall be exercised only through the Depositary and shall be limited to those established by law and agreements between such holders and the Depositary and/or the participants in the Depositary.

At such time as all interests in a Book-Entry Security have been paid, redeemed, exchanged, repurchased or canceled, such Book-Entry Security shall be canceled by the Trustee in accordance with its customary procedures. At any time prior to such cancellation, if any interest in a Book-Entry Security is exchanged for definitive Securities, redeemed by the Company pursuant to Article 3 of this First Supplemental Indenture or canceled, or transferred for part of a Book-Entry Security, the principal amount of such Book-Entry Security shall, in accordance with the standing procedures and instructions of the Depositary be reduced or increased, as the case may be, and an endorsement shall be made on such Book-Entry Security by the Trustee to reflect such reduction or increase.

Section 2.05 Interest; Calculation Agent.

(a) Each Note will bear interest (i) from and including the Original Issue Date to, but excluding, the First Reset Date at the rate of 8.500% per year, which is the Initial Interest Rate, and (ii) from, and including, the First Reset Date, during each Reset Period, at a rate per year equal to the Five-Year U.S. Treasury Rate as of the Reset Interest Determination Date for such Reset Period plus a spread of 3.511%, to be reset on each Reset Date; provided that the interest rate during any Reset Period will not reset below the Initial Interest Rate. Subject to the Company’s right to defer interest payments described in Article 4 of this First Supplemental Indenture, interest on the Notes is payable semi-annually in arrears on each Interest Payment Date until the principal thereof is paid or made available for payment. If interest payments are deferred or otherwise not paid, such amounts will accrue interest and compound on each Interest Payment Date until paid at an annual rate equal to the interest rate then applicable to the Notes, to the extent permitted by applicable law (“Compound Interest”). The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The interest so payable will be paid to the Person in whose name such Note is registered, at the close of business on the Regular Record Date next preceding such Interest Payment Date; provided that interest payable at Maturity will be paid to the Person to whom principal is payable. Any such interest that is not so punctually paid or duly provided for within five Business Days of such Interest Payment Date, and that is not deferred pursuant to Article 4 hereof, will forthwith cease to be payable to the Holders on such Regular Record Date and shall be paid to the Person in whose name such Note (or any Note issued upon registration of transfer or exchange thereof) is registered at the close of business on the record date for the payment of such Defaulted Interest established in accordance with Section 3.07 of the Base Indenture. The “Regular Record Date” for payment of interest will be the close of business on the Business Day before the applicable Interest Payment Date, unless such Note is registered to a Holder other than the Depositary or a nominee of the Depositary, in which case the Regular Record Date for each Interest Payment Date will be the close of business on the fifteenth calendar day (whether or not a Business Day) before the applicable Interest Payment Date.

Unless the Company has validly called all of the Outstanding Notes for redemption on a Redemption Date occurring on or prior to the First Reset Date, the Company will appoint a Calculation Agent for the Notes prior to the Reset Interest Determination Date immediately preceding the First Reset Date; provided that, if the Company has called all of the Outstanding Notes for redemption on a Redemption Date occurring on or prior to the First Reset Date, but the Company does not redeem all of the Outstanding Notes on such Redemption Date, the Company will appoint a Calculation Agent for the Notes as promptly as practicable after such proposed Redemption Date. The Company may terminate any such appointment and may appoint a successor Calculation Agent at any time and from time to time (so long as there will always be a Calculation Agent in respect of the Notes when so required). The Company may appoint itself or any of its affiliates, and the Company or any of its affiliates may serve as, the Calculation Agent.

The applicable interest rate for each Reset Period will be determined by the Calculation Agent as of the applicable Reset Interest Determination Date. Promptly upon such determination, the Calculation Agent will notify the Company of the interest rate for the Reset Period and the Company shall promptly notify in writing, or cause the Calculation Agent to promptly notify in writing, the Trustee and each Paying Agent of such interest rate. The Calculation Agent’s determination of any interest rate, and its calculation of the amount of interest for any Reset Period beginning on or after the First Reset Date will be on file at the Company’s principal offices, will be made available to any Holder or beneficial owner of the Notes upon request and will be final and binding in the absence of manifest error. For the avoidance of doubt, neither the Trustee nor any Paying Agent will have any obligation to calculate, verify or confirm the applicable interest rate.

(b) If an Interest Payment Date, Redemption Date or the Final Maturity Date of the Notes falls on a day that is not a Business Day, the required payment of principal or interest will be made on the next succeeding Business Day as if made on the date that payment was due, and no interest on the amount so payable will accrue on that payment for the period from and after such Interest Payment Date, Redemption Date or the Final Maturity Date, as the case may be, to the date of the payment on the next succeeding Business Day.

Section 2.06 No Sinking Fund. The Notes are not entitled to the benefit of, or subject to, any sinking fund.

Section 2.07 Agreement to Certain Tax Treatment. Each Holder and beneficial owner of the Notes will, by accepting the Notes or a beneficial interest therein, be deemed to have agreed that the Holder or beneficial owner intends that the Notes constitute indebtedness and will treat the Notes as indebtedness for United States federal, state and local tax purposes.

ARTICLE 3

REDEMPTION OF THE NOTES

Notwithstanding anything in Article 12 of the Base Indenture to the contrary:

Section 3.01 Optional Redemption by Company. The Company shall have the option to redeem the Notes:

(a) in whole or in part on one or more occasions at a redemption price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date (i) on any day during the period commencing on the date that is 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any Interest Payment Date;

(b) in whole, but not in part, at a redemption price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date, by a date no later than 120 days following the occurrence of a Tax Event;

(c) in whole, but not in part, at a redemption price equal to 102% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date, by a date no later than 120 days following the occurrence of a Rating Agency Event;

(d) in whole, but not in part, at a redemption price equal to 101% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the Change of Control Redemption Date upon the occurrence of a Change of Control Triggering Event as set forth in Section 3.03 of this First Supplemental Indenture.

Section 3.02 Redemption Procedures.

(a) Installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date for the Notes will be payable on that Interest Payment Date to the registered Holders thereof as of the close of business on the relevant Regular Record Date according to the terms of the Notes and the Indenture, except that, if the Redemption Date for any Notes falls on any day during an Optional Interest Deferral Period, accrued and unpaid interest (including, to the extent permitted by applicable law, any Compound Interest) on the Notes to be redeemed will be paid on such Redemption Date to the Persons entitled to receive the redemption price of such Notes. For the avoidance of doubt, the Interest Payment Date falling immediately after the last day of an Optional Interest Deferral Period will not be deemed to fall on a day during such Optional Interest Deferral Period.

(b) In the case of a partial redemption, selection of the Notes for redemption will be made by lot or by such other method as the Trustee may deem fair and appropriate (in accordance with the procedures of the Depositary). No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Notes are to be redeemed in part only, the notice of redemption that relates to the Notes will state the portion of the principal amount of the Notes to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by the Depositary, the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary.

(c) Notice of any redemption shall be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed. Unless the Company defaults in payment of the redemption price, on and after the Redemption Date (including a Change of Control Redemption Date), interest will cease to accrue on the Notes or portions of the Notes called for redemption. Any redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent and, at the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion) or the Redemption Date may not occur at all and such notice may be rescinded if all such conditions shall not have been satisfied (or waived by the Company in its sole discretion).

(d) For the avoidance of doubt, the amount of accrued and unpaid interest on the Notes included in the calculation of any applicable redemption price will include, if applicable, any interest that is deferred pursuant to Article 4 of this First Supplemental Indenture (including Compound Interest).

(e) The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

(f) The Company shall deposit with the Trustee or any Paying Agent an amount sufficient to pay the applicable redemption price by 11:00 a.m., New York City time, on the date such redemption price is to be paid.

(g) For the avoidance of doubt, neither the Trustee nor any Paying Agent shall have any obligation to calculate, verify or confirm the redemption price.

Section 3.03 Change of Control.

(a) Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, the Company will have the right (but not the obligation) to redeem the Notes pursuant to Section 3.01(d) of this First Supplemental Indenture. Unless the Company has otherwise previously or concurrently given a redemption notice to Holders of all Outstanding Notes pursuant to the Company’s right to redeem the Notes pursuant to this Article 3, within 30 days following the date upon which the Change of Control Triggering Event occurs with respect to the Notes, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will send, by first class mail, a notice to each Holder of Notes, with a copy to the Trustee, which notice will describe the Change of Control Triggering Event and whether the Company has elected to redeem the Notes. If the Company elects to redeem the Notes, such notice will state, among other things, the Redemption Date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Redemption Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the redemption is conditioned on the Change of Control being consummated on or prior to the Change of Control Redemption Date.

(b) If the Company does not exercise its right to redeem the Notes pursuant to Section 3.01(d) of this First Supplemental Indenture within 60 days after such right first arises (or if the Company exercises such right but any Notes remain Outstanding), then the interest rate applicable to the Notes will increase by 500.0 basis points (5.0 percentage points) beginning on the first Interest Payment Date after the expiration of such 60-day period and the Company will provide notice to the Holders (with a copy to the Paying Agent and the Trustee) of such interest rate increase. In the absence of such notice, the Paying Agent and the Trustee may conclusively and without liability assume the interest rate has not been increased.

(c) The following terms shall have the following meanings in this Section 3.03:

“Capital Stock,” as applied to the stock of any corporation, means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

“Change of Control” means the occurrence of any of the following: (i) the sale, conveyance, transfer or lease of the Company’s properties and assets substantially as an entirety (other than by way of merger or consolidation) to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of the Company’s Subsidiaries; or (ii) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of the Company’s Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding shares of the Company’s Voting Stock, measured by voting power rather than number of shares; provided that the consummation of any such transaction will not be considered to be a Change of Control if (a) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (b) immediately following such transaction, (x) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Company’s Voting Stock immediately prior to such transaction or (y) no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means, with respect to the Notes, (i) the ratings on the Company’s then-existing senior unsecured notes are downgraded by each of the Ratings Agencies during the 60-day period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control or (b) the first public announcement of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control (which Trigger Period will be extended so long as the ratings on the then-existing senior unsecured notes are under publicly announced consideration for possible downgrade by any of the Ratings Agencies) and (ii)

the Company’s then-existing senior unsecured notes are rated below an Investment Grade rating by each of the Ratings Agencies on any date during the Trigger Period; provided that a Change of Control Triggering Event will not be deemed to have occurred in respect of a particular Change of Control and the Notes if each Ratings Agency does not publicly announce or confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Change of Control Triggering Event). Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P) or an equivalent Investment Grade rating from any replacement Ratings Agency appointed by the Company.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Ratings Agency” means each of Moody’s and S&P; provided that if either of Moody’s or S&P ceases to rate the Company’s senior unsecured notes or fails to make a rating of the Company’s senior unsecured notes publicly available for reasons outside of the Company’s control, the Company may appoint a replacement for such Ratings Agency that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act with respect to the Company’s senior unsecured notes.

“S&P” means S&P Global Ratings and its successors.

“Voting Stock” means Capital Stock of a corporation of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power upon the occurrence of any contingency).

ARTICLE 4

OPTION TO DEFER INTEREST PAYMENTS

Section 4.01 Option to Defer Interest Payments. Notwithstanding anything in this Indenture to the contrary, so long as no Event of Default with respect to the Notes has occurred and is continuing, at the Company’s option, the Company may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made on the Notes, an “Optional Interest Deferral Period”).

Any deferred interest will not be due or payable on the Notes during any Optional Interest Deferral Period unless the Company elects, at its option, to redeem the Notes during such Optional Interest Deferral Period, in which case accrued and unpaid interest to, but excluding, the Redemption Date will be due and payable on such Redemption Date only on the Notes being redeemed, or unless the principal of and interest on the Notes shall have been declared due and payable as the result of an Event of Default with respect to the Notes, in which case all accrued and unpaid interest on the Notes shall become due and payable.

A deferral of interest payments may not end on a date other than an Interest Payment Date and may not extend beyond the Final Maturity Date of the Notes, and the Company may not begin a new Optional Interest Deferral Period and may not pay current interest on the Notes until it has paid all accrued interest on the Notes from the previous Optional Interest Deferral Period. Such accrued interest shall be payable to the Persons in whose names the Notes are registered at the close of business on the Regular Record Date next preceding such Interest Payment Date; provided that interest payable at Maturity will be paid to the Person to whom principal is payable. The Company may also elect, at its option, to shorten the length of any Optional Interest Deferral Period.

Any deferred interest on the Notes will accrue Compound Interest, to the extent permitted by applicable law. Once the Company pays all deferred interest payments on the Notes, including any Compound Interest accrued on the deferred interest, it shall be entitled to again defer interest payments on the Notes as described above, but not beyond the Final Maturity Date of the Notes. All references in the Indenture to “interest” on the Notes shall be deemed to include any such deferred interest and, to the extent permitted by applicable law, any Compound Interest, unless otherwise expressly stated or the context otherwise requires.

During an Optional Interest Deferral Period, the Company shall not do any of the following:

(a) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s Capital Stock;

(b) make any payment of principal, interest or premium, if any, on, or repay, purchase or redeem any of the Company’s indebtedness that ranks equally with, or junior to, the Notes in right of payment; or

(c) make any payments with respect to any guarantee by the Company of any indebtedness if such guarantee ranks equally with, or junior to, the Notes in right of payment.

However, the foregoing provisions shall not prevent or restrict the Company from making:

(a) purchases, redemptions or other acquisitions of the Company’s Capital Stock in connection with:

(i) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants, agents or independent contractors of the Company or any of the Company’s subsidiaries or affiliates;

(ii) the satisfaction of the Company’s obligations pursuant to any contract or security entered into prior to the beginning of such Optional Interest Deferral Period either (a) in the ordinary course of business or (b) other than in anticipation of the commencement of the Optional Interest Deferral Period; or

(iii) a dividend reinvestment or shareholder purchase plan;

(b) any payment, dividend, distribution, purchase, repurchase, redemption, other acquisition, exchange, conversion or declaration of a dividend or distribution as a result of any reclassification of the Company’s Capital Stock;

(c) any exchange, redemption or conversion of any class or series of the Company’s Capital Stock, or the Capital Stock of one of the Company’s subsidiaries, for any other class or series of the Company’s Capital Stock, or of any class or series of the Company’s indebtedness for any class or series of the Company’s Capital Stock;

(d) any purchase, redemption or other acquisition of fractional interests in shares of the Company’s Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the securities being converted or exchanged, or in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred or with any split, reclassification or similar transaction;

(e) any declaration of a dividend or distribution in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption, exchange or purchase of rights pursuant thereto;

(f) any payment, dividend or distribution made in the Company’s Capital Stock (or rights to acquire the Company’s Capital Stock), or repurchases, redemptions or acquisitions of Capital Stock in connection with the issuance or exchange of Capital Stock (or of securities convertible into or exchangeable for shares of the Company’s Capital Stock) and distributions in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred;

(g) any payments on the Notes, any trust preferred securities, subordinated debentures, junior subordinated debentures or other debt securities, or any guarantees of any of the foregoing, in each case that rank equally in right of payment to the Notes (“Parity Securities”), made pro rata to the amounts due on such indebtedness, so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities and guarantees is then entitled if paid in full;

(h) any payment on, or repayment, redemption or repurchase of, Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities; or

(i) any regularly scheduled dividend or distribution payments declared prior to the date that the applicable Optional Interest Deferral Period commences.

Section 4.02 Notice of Deferral. The Company shall give the Trustee written notice of its election to begin an Optional Interest Deferral Period at least one Business Day before the Regular Record Date for the first Interest Payment Date of such Optional Interest Deferral Period. The notice shall contain an instruction for the Trustee to forward such notice to the Holders of the Notes. However, the Company’s failure to pay interest on any Interest Payment Date will itself constitute the commencement of an Optional Interest Deferral Period with respect to the Notes unless the Company pays such interest within five Business Days after the Interest Payment Date (without the accrual of Compound Interest during such five-Business Day period), which shall be distributed to Holders of record as of the immediately preceding Regular Record Date, whether or not the Company provides a notice of deferral.

ARTICLE 5

DEFAULT AND REMEDIES

Section 5.01 Events of Default.

Solely for purposes of the Notes, Section 5.01 of the Base Indenture shall be deleted and replaced by the following:

“Event of Default” wherever used herein with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)

default in any payment of interest, including Compound Interest, on any Note when it becomes due and payable and such default continues for 30 days (subject to any deferral of interest payments pursuant to Article 4 of this First Supplemental Indenture);

(b)	default in the payment of principal of or premium, if any, on any Note when it becomes due and payable at its Final Maturity Date, upon redemption, upon declaration or otherwise;

(c)

the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case in respect of the Company under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or (B) a decree or order appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(d)

the commencement by the Company of a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or the consent by it to the entry of an order for relief in an involuntary case in respect of it under any such law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of the Company or for any substantial part of its property, or the making by it of any general assignment for the benefit of creditors.

Except as otherwise set forth above, an Event of Default does not include a failure to comply with covenants under the Indenture or the Notes.

Section 5.02 Acceleration of Maturity; Rescission and Annulment.

Any acceleration of the Notes will be subject to the subordination provisions described in Article 10 of the Indenture, as amended by Article 6 of this First Supplemental Indenture. Solely for purposes of the Notes, the first paragraph of Section 5.02 of the Base Indenture shall be deleted and replaced by the following:

If an Event of Default with respect to the Notes occurs and is continuing, then and in any such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes may declare the principal of and accrued and unpaid interest on all the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount, together with accrued and unpaid interest, shall become immediately due and payable.

ARTICLE 6

SUBORDINATION

Section 6.01 Subordination. The subordination provisions of Article 10 of the Base Indenture shall apply to the Notes, except that solely for purposes of the Notes, Article 10 of the Base Indenture shall be amended as set forth in this Article 6.

Section 6.02 Senior Indebtedness. Solely with respect to the Notes, the definitions of “Senior Debt” and “Designated Senior Debt” set forth in Section 1.01 of the Base Indenture shall not apply, and each reference in Article 10 of the Base Indenture to “Senior Debt” and “Designated Senior Debt” shall be deemed to reference “Senior Indebtedness” as defined in Section 1.02 of this First Supplemental Indenture.

Section 6.03 Default on Senior Indebtedness. Solely with respect to the Notes, Section 10.03 of the Base Indenture shall be deleted and replaced by the following:

Section 10.03. Default on Senior Indebtedness.

(a) Upon the maturity of any Senior Indebtedness by lapse of time, acceleration (unless waived, rescinded or annulled) or otherwise, or upon any payment default (with or without the giving of notice or lapse of time or both, in accordance with the terms of the instrument governing such Senior Indebtedness, and without any waiver or forgiveness) with respect to any Senior Indebtedness, all amounts payable thereon shall first be paid in full on such Senior Indebtedness, before any payment is made, directly or indirectly by set off or otherwise, on account of principal of, or interest on, the Notes or to acquire any of the Notes or on account of the redemption provisions of the Notes.

(b) Upon a default with respect to any Senior Indebtedness (other than under circumstances when the terms of paragraph (a) of this Section 10.03 are applicable), as such default is defined therein or in the instrument under which it is outstanding, permitting the holders to accelerate the maturity thereof, upon written notice thereof given to the Trustee by the Company or a Representative (“Default Notice”), then, unless and until such default shall have been cured or waived by the holders of such Senior Indebtedness or shall have ceased to exist, no direct or indirect payment shall be made by the Company with respect to the principal of, or interest on, the

Notes or to acquire any Notes or on account of the redemption provisions of the Notes; provided, however, that this paragraph (b) shall not prevent the making of any payment (which is not otherwise prohibited by paragraph (a)) for more than 179 days after the Default Notice shall have been given unless the Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety, in which case no such payment may be made until such acceleration has been rescinded or annulled or such Senior Indebtedness has been paid in full.

Section 6.04 Acceleration of Notes. Solely with respect to the Notes, Section 10.04 of the Base Indenture shall be deleted in its entirety.

Section 6.05 Relative Rights. Solely with respect to the Notes, Section 10.08 of the Base Indenture shall be replaced with the following:

Section 10.08. Relative Rights. This Article 10 defines the relative rights of Holders and holders of Senior Indebtedness. Nothing in this Indenture will:

(a) affect the relative rights of Holders and creditors of the Company other than their rights in relation to holders of Senior Indebtedness;

(b) prevent the Trustee or any Holder from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Indebtedness to receive distributions and payments otherwise payable to Holders; or

(c) impair, as between the Company and the Holders, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms.

If the Company fails because of this Article 10 to pay the principal of, and premium (if any) on, the Notes when the same shall become due and payable, such failure will nonetheless constitute a Default or Event of Default.

ARTICLE 7

AMENDMENTS

With respect to the Notes, the Base Indenture is hereby amended as set forth below in this Article 7; provided, however, that each such amendment shall apply only to the Notes and not to any other series of Securities issued under the Indenture.

Section 7.01 By replacing the definition of “Representative” in Section 1.01 of the Base Indenture as follows:

“Representative” means the indenture trustee or other trustee, agent or representative for any Senior Indebtedness.

Section 7.02 By replacing Section 6.02 of the Base Indenture in its entirety as follows:

Within 90 days after the occurrence of any Default hereunder with respect to the Notes, the Trustee shall transmit in the manner and to the extent provided in Section 7.03(c), notice of such Default hereunder actually known to a Responsible Officer of the Trustee, unless such Default shall have been cured or waived; provided, however, that, except in the case of a Default in the payment of the principal of (or premium, if any) or interest, if any, on any Note, the Trustee shall be protected in withholding such notice if and so long as it in good faith determines that the withholding of such notice is in the interest of the Holders of Notes. For the purpose of this Section 6.02, the term “Default” means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the Notes.

Section 7.03 By replacing the third paragraph of Section 6.07 of the Base Indenture in its entirety as follows:

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 5.01(c) or (d) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any bankruptcy law.

Section 7.04 By deleting Section 11.04 from the Base Indenture in its entirety.

Section 7.05 By deleting Section 11.05 from the Base Indenture in its entirety.

Section 7.06 By deleting Section 11.09 from the Base Indenture in its entirety.

ARTICLE 8

MISCELLANEOUS

Section 8.01 Securities. Notes authenticated and delivered pursuant to the Indenture shall bear a notation that the Base Indenture has been supplemented by this First Supplemental Indenture.

Section 8.02 Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee does not assume any responsibility for the correctness thereof. The Trustee does not make any representation as to the validity or sufficiency of this First Supplemental Indenture.

Section 8.03 Confirmation of Indenture; First Supplemental Indenture Controls. The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. The provisions of this First Supplemental Indenture shall supersede the provisions of the Base Indenture to the extent the Base Indenture is inconsistent herewith with respect to the Notes only.

Section 8.04 Concerning the Trustee. The Trustee does not assume any duties, responsibilities or liabilities by reason of this First Supplemental Indenture other than as set forth in the Indenture and, in carrying out its responsibilities hereunder, shall have all of the rights, powers, privileges, protections, indemnities and immunities which it possesses under the Indenture.

Section 8.05 Governing Law. This First Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws provisions thereof.

Section 8.06 Conflict with Trust Indenture Act. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this First Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.

Section 8.07 Separability. In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 8.08 U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this First Supplemental Indenture agree that they will provide the Trustee with such information as it may reasonably request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 8.09 Counterpart Originals. This First Supplemental Indenture may be executed in any number of counterparts each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 8.10 Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

THE CAMPBELL’S COMPANY

By:	/s/ Todd E. Cunfer
Name: Todd E. Cunfer
Title: Executive Vice President and Chief Financial Officer

By:	/s/ Atul Garg
Name: Atul Garg
Title: Senior Vice President and Treasurer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Adina Casper
Name: Adina Casper
Title: Vice President

[Signature page to First Supplemental Indenture]

Exhibit A

[Form of Note]

THIS SECURITY IS A BOOK-ENTRY SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE CAMPBELL’S COMPANY

8.500% FIXED-TO-FIXED RESET RATE JUNIOR SUBORDINATED NOTES DUE 2057

No. [•]	U.S. $[•]

CUSIP No. 134429 BS7

ISIN No. US134429BS72

THE CAMPBELL’S COMPANY, a corporation duly organized and existing under the laws of New Jersey (herein called the “Company”, which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of [•] DOLLARS (U.S. $[•]) on April 5, 2057 or any earlier date of redemption fixed in accordance with the terms of this Security as to the principal repayable on such date. The Securities of this series shall bear interest (i) from and including October 5, 2026 (the “Original Issue Date”) to, but excluding, the First Reset Date at a rate of 8.500% per year (the “Initial Interest Rate”) and (ii) from, and including, April 5, 2032 (the “First Reset Date”), during each Reset Period, at a rate per year equal to the Five-Year U.S. Treasury Rate as of the Reset Interest Determination Date for such Reset Period plus a spread of 3.511% to be reset on each Reset Date; provided that the interest rate during any Reset Period will not reset below the Initial Interest Rate. Subject to the Company’s right to defer the payment of interest as provided in the Indenture, interest on the Securities of this series shall be payable semi-annually in arrears on April 5 and October 5 of each calendar year (each, an “Interest Payment Date”), commencing on April 5, 2027, and until the outstanding principal amount of this Security is fully paid or made available for payment as set forth in the Indenture. If interest payments are deferred or otherwise not paid pursuant to the Indenture, such amounts will accrue Compound Interest (as defined in the Indenture). Interest payable on any Interest Payment Date, the Final Maturity Date or, if applicable, any Redemption Date, as the case may be, shall be the amount accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for as set forth in the Indenture (or from and including the Original Issue Date, if no interest has been paid or duly provided for as set forth in the Indenture with respect to the Securities of this series) to, but excluding, such Interest Payment Date, Final Maturity Date or Redemption Date, as the case may be. Payments of principal and interest with respect to the Securities of this series shall be made in accordance with Section 1.14 of the Indenture. The interest payable, and punctually paid or duly provided for as set forth in the Indenture, on an Interest Payment Date shall be paid to the Holder in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the close of business on the Business Day before the applicable Interest Payment Date, unless such Security is registered to a Holder other than the Depositary or a nominee of the Depositary, in which case the Regular Record Date for each Interest Payment Date will be the close of business on the fifteenth calendar day (whether or not a Business Day) before the applicable Interest Payment Date. Interest due on this Security at any Redemption Date (whether or not an Interest Payment Date) shall be paid to the Holder to whom principal of such Security is payable on such Redemption Date. Interest on the Securities of this series shall be calculated on the basis of a 360-day year comprised of twelve 30-day months.

Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for as set forth in the Indenture, and that is not deferred pursuant to the Indenture, will forthwith cease to be payable to the Holder of record on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of principal of (and premium, if any) and interest on this Security may be made at the office or agency of the Company maintained for that purpose in New York, New York.

The applicable interest rate for each Reset Period will be determined by the Calculation Agent, as of the applicable Reset Interest Determination Date, in accordance with the terms of the Indenture.

2

The Company may from time to time, without notice to or the consent of the Holders or beneficial owners thereof, increase the principal amount of the Securities of this series by issuing additional Securities of this series on the same terms and conditions as this Security (other than the date of issuance and the public offering price and, under certain circumstances, the date from which interest thereon will begin to accrue and the initial Interest Payment Date), and with the same CUSIP numbers as this Security; provided that if any additional Securities of this series subsequently issued are not fungible with any Securities of this series previously issued for U.S. federal income tax purposes, such additional Securities will have a separate CUSIP number. The Securities of this series and any additional Securities issued on the same terms and conditions shall rank equally and ratably and shall be treated as a single series for all purposes under the Indenture.

Reference is hereby made to the further provisions of this Security set forth on the reverse side hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by manual signature of an authorized signatory, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Optional Redemption

The Company may redeem the Securities at the Company’s option, in whole or in part on one or more occasions, at a redemption price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date (i) on any day during the period commencing on the date that is 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any Interest Payment Date.

Right to Redeem Upon a Tax Event

The Company may, at the Company’s option, redeem the Securities, in whole, but not in part, at a redemption price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date, by a date no later than 120 days following the occurrence of a Tax Event.

“Tax Event” means, with respect to the Securities, that the Company has received an opinion of a nationally recognized accounting firm or counsel experienced in such tax matters to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under such laws or treaties, (b) any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation, or any private letter ruling, technical advice memorandum or similar pronouncement), (c) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the theretofore generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body,

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irrespective of the time or manner in which such amendment, clarification or change is introduced or made known, or (d) any threatened challenge asserted in writing in connection with a tax audit of the Company or any of its Subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Securities, which amendment, clarification, or change is effective, or which administrative action is taken or which judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known, in each case after October 1, 2026, there is more than an insubstantial risk that interest payable by the Company on the Securities is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States Federal income tax purposes.

Right to Redeem Upon a Rating Agency Event

The Company may, at the Company’s option, redeem the Securities, in whole, but not in part, at a redemption price equal to 102% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date, by a date no later than 120 days following the occurrence of a Rating Agency Event.

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology in assigning equity credit to securities such as the Securities published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act, that then publishes a rating for the Company (together with any successor thereto, a “rating agency”), (a) as such methodology was in effect on October 1, 2026, in the case of any rating agency that published a rating for the Company as of October 1, 2026, or (b) as such methodology was in effect on the date such rating agency first published a rating for the Company, in the case of any rating agency that first publishes a rating for the Company after October 1, 2026 (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Securities by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Securities as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Securities by such rating agency had the current methodology not been changed. The Trustee shall not be charged with knowledge of whether a Rating Agency Event has occurred.

Right to Redeem Upon a Change of Control Triggering Event

The Company may, at the Company’s option, redeem the Securities, in whole, but not in part, at a redemption price equal to 101% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the Change of Control Redemption Date upon the occurrence of a Change of Control Triggering Event as set forth below under “Change of Control.”

Redemption Procedures

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

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Notice of any redemption shall be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each Holder of record of the Securities to be redeemed. Unless the Company defaults in payment of the redemption price, on and after the Redemption Date (including a Change of Control Redemption Date), interest will cease to accrue on the Securities or portions of the Securities called for redemption. Any redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent and, at the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in the Company’s sole discretion) or the Redemption Date may not occur at all and such notice may be rescinded if all such conditions shall not have been satisfied (or waived by the Company in the Company’s sole discretion).

For the avoidance of doubt, the amount of accrued and unpaid interest on the Securities included in the calculation of any applicable redemption price will include, if applicable, any deferred interest and any Compound Interest as described in the Indenture or this Security.

Installments of interest on the Securities that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date will be payable on that Interest Payment Date to the registered Holders thereof as of the close of business on the relevant Regular Record Date according to the terms of this Security and the Indenture, except that, if the Redemption Date for any Securities falls on any day during an Optional Interest Deferral Period, accrued and unpaid interest (including, to the extent permitted by applicable law, any Compound Interest) on the Securities to be redeemed will be paid on such Redemption Date to the Persons entitled to receive the redemption price of the Securities. For the avoidance of doubt, the Interest Payment Date falling immediately after the last day of an Optional Interest Deferral Period will not be deemed to fall on a day during such Optional Interest Deferral Period.

In the case of a partial redemption, selection of the Securities for redemption will be made by lot or by such other method as the Trustee may deem fair and appropriate (in accordance with the procedures of the Depositary). No Securities of a principal amount of $2,000 or less will be redeemed in part. If any Security is to be redeemed in part only, the notice of redemption that relates to the Security will state the portion of the principal amount of the Security to be redeemed. A new Security in a principal amount equal to the unredeemed portion of the Security will be issued in the name of the Holder of the Security upon surrender for cancellation of the original Security. For so long as the Securities are held by DTC (or another depositary), the redemption of the Securities shall be done in accordance with the policies and procedures of the Depositary.

For the avoidance of doubt, neither the Trustee nor any Paying Agent will have any obligation to calculate, verify or confirm the redemption price.

Change of Control

Upon the occurrence of a Change of Control Triggering Event, the Company will have the right (but not the obligation) to redeem the Securities, in whole but not in part, at the Company’s option at a redemption price equal to 101% of the principal amount of the Securities to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Change of Control Redemption Date. Unless the Company has otherwise previously or concurrently given a redemption notice to

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Holders of all Outstanding Securities pursuant to the Company’s right to redeem the Securities as described above, within 30 days following the date upon which the Change of Control Triggering Event occurs with respect to the Securities, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will send, by first class mail, a notice to each Holder of Securities, with a copy to the Trustee, which notice will describe the Change of Control Triggering Event and whether the Company has elected to redeem the Securities. If the Company elects to redeem the Securities, such notice will state, among other things, the Redemption Date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Redemption Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the redemption is conditioned on the Change of Control being consummated on or prior to the Change of Control Redemption Date.

If the Company does not exercise such right within 60 days after such right first arises (or if the Company exercises such right but any Securities remain Outstanding), then the interest rate applicable to the Securities will increase by 500.0 basis points (5.0 percentage points) beginning on the first Interest Payment Date after the expiration of such 60-day period and the Company will provide notice to the Holders (with a copy to the Paying Agent and the Trustee) of such interest rate increase. In the absence of such notice, the Paying Agent and the Trustee may conclusively and without liability assume the interest rate has not been increased.

“Capital Stock,” as applied to the stock of any corporation, means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

“Change of Control” means the occurrence of any of the following: (i) the sale, conveyance, transfer or lease of the Company’s properties and assets substantially as an entirety (other than by way of merger or consolidation) to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of the Company’s Subsidiaries; or (ii) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of the Company’s Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding shares of the Company’s Voting Stock, measured by voting power rather than number of shares; provided that the consummation of any such transaction will not be considered to be a Change of Control if (a) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (b) immediately following such transaction, (x) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Company’s Voting Stock immediately prior to such transaction or (y) no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

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“Change of Control Triggering Event” means, with respect to the Securities, (i) the ratings on the Company’s then-existing senior unsecured notes are downgraded by each of the Ratings Agencies during the 60-day period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control or (b) the first public announcement of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control (which Trigger Period will be extended so long as the ratings on the then-existing senior unsecured notes are under publicly announced consideration for possible downgrade by any of the Ratings Agencies) and (ii) the Company’s then-existing senior unsecured notes are rated below an Investment Grade rating by each of the Ratings Agencies on any date during the Trigger Period; provided that a Change of Control Triggering Event will not be deemed to have occurred in respect of a particular Change of Control and the Securities if each Ratings Agency does not publicly announce or confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Change of Control Triggering Event). Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P) or an equivalent Investment Grade rating from any replacement Ratings Agency appointed by the Company.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Ratings Agency” means each of Moody’s and S&P; provided that if either of Moody’s or S&P ceases to rate the Company’s senior unsecured notes or fails to make a rating of the Company’s senior unsecured notes publicly available for reasons outside of the Company’s control, the Company may appoint a replacement for such Ratings Agency that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act with respect to the Company’s senior unsecured notes.

“S&P” means S&P Global Ratings and its successors.

“Voting Stock” means Capital Stock of a corporation of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power upon the occurrence of any contingency).

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

THE CAMPBELL’S COMPANY

By:
Name:
Title:

By:
Name:
Title:

Attest:

Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within mentioned Indenture.

Dated:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[REVERSE OF SECURITY]

This Security is one of a duly authorized issue of Securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under the Indenture, dated as of October 5, 2026 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of October 5, 2026 (the “First Supplemental Indenture” and, together with the Base Indenture, as further amended or supplemented from time to time, the “Indenture”), with respect to the Securities of this series, to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.

The Securities of this series are subject to optional redemption (as further described in the Indenture and on the face hereof). There is no mandatory redemption applicable to the Securities of this series.

The Securities of this series are not entitled to the benefit of, or subject to, any sinking fund.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of and accrued and unpaid interest, if any (including, without limitation, any deferred interest and, to the extent permitted by law, Compound Interest), on the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture. Upon payment (i) of the principal of and accrued and unpaid interest, if any (including, without limitation, any deferred interest and, to the extent permitted by law, Compound Interest), on the Securities of this series so declared due and payable and (ii) of interest on any overdue principal and overdue interest (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Company’s obligations in respect of the payment of the principal of and interest, if any, on the Securities of this series shall terminate.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee, with, except in specified cases, the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding (with each series voting as a separate class in certain cases specified in the Indenture, or with all series voting as one class, in certain other cases specified in the Indenture), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notification of such consent or waiver is made upon this Security.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security by its acceptance hereof authorizes and expressly directs the Trustee on its behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in Article 10 of the Base Indenture, as amended by the First Supplemental Indenture, and appoints the Trustee its attorney-in-fact for such purpose, including, in the event of any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise) tending towards liquidation of the business and assets of the Company, authorizes the filing of a claim for the unpaid balance of this Security in the form required in said proceedings.

As set forth in, and subject to, the provisions of the Indenture, no Holder of any Security of this series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to this series, the Holders of not less than 25% in principal amount of the Outstanding Securities of this series shall have made written request, and offered the Trustee indemnity and/or security satisfactory to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Securities of this series a direction inconsistent with such request and shall have failed to institute such proceedings within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of (and premium, if any) or interest on this Security on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and interest on such Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

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No service charge shall be made for any such registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Each Holder and each beneficial owner of the Securities will, by accepting the Securities or a beneficial interest therein, be deemed to have agreed that the Holder or beneficial owner intends that the Securities constitute indebtedness and will treat the Securities as indebtedness for United States federal, state and local tax purposes.

The Indenture and the Securities shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws provisions thereof.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

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